UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NEVRO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEVRO CORP.

1800 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2016

To the Stockholders of Nevro Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nevro Corp., a Delaware corporation (the “Company”), will be held on May 18, 2016 at 10:30 a.m. local time, at the Sofitel San Francisco Bay, 223 Twin Dolphin Drive, Redwood City, CA 94065 for the following purposes:

1.	To elect three Class II directors to hold office until the 2019 annual meeting of stockholders or until their successors are elected;

2.	To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016;

3.	To hold a non-binding advisory vote on the frequency of future advisory votes by stockholders on the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 23, 2016 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote as follows on the matters to be presented to stockholders at the Annual Meeting:

1.	FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement;

2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement; and

3.	1 YEAR for the non-binding advisory vote regarding the frequency of future advisory votes by stockholders on the compensation of the Company’s named executive officers, as described in Proposal No. 3 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR 2015 ANNUAL REPORT ON FORM 10-K AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/S/ MICHAEL DEMANE
Michael DeMane
Chairman of the Board of Directors and Chief Executive Officer

Redwood City, California

April 6, 2016

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS	1
INFORMATION ABOUT THE PROXY PROCESS AND VOTING	2
PROPOSAL NO. 1: ELECTION OF DIRECTORS	7
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	13
PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY (“SAY-ON-PAY”) VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	14
CORPORATE GOVERNANCE	15
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	20
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	21
DIRECTOR COMPENSATION	22
EXECUTIVE OFFICERS	24
COMPENSATION DISCUSSION AND ANALYSIS	27
EXECUTIVE COMPENSATION TABLES	35
INFORMATION ABOUT STOCK OWNERSHIP	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	44
ADDITIONAL INFORMATION	44

NEVRO CORP.

1800 Bridge Parkway

Redwood City, California 94065

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2016

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Nevro Corp. (referred to herein as the “Company,” “Nevro,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 18, 2016 at 10:30 a.m. local time, at the Sofitel San Francisco Bay, 223 Twin Dolphin Drive, Redwood City, CA 94065.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our 2016 Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 23, 2016 (the “Record Date”) for the first time on or about April 6, 2016. The Notice of Internet Availability will contain instructions on how to access and review the 2016 Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://www.nevro.com/.

The only outstanding voting securities of Nevro are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 28,298,823 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are not required to seek an advisory non-binding “Say-on-Pay” vote on executive compensation from our stockholders until the end of the three-year period beginning on the date of first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, which occurred in November 2014 in connection with our initial public offering (“IPO”). Therefore, we are not currently seeking an advisory “Say-on-Pay” vote; however, we are seeking a non-binding advisory vote of our stockholders on the frequency of future advisory votes by stockholders on executive compensation (Proposal 3). In compliance with the phase-in period provided in the JOBS Act, we intend to seek an advisory “Say-on-Pay” vote beginning with the annual meeting of stockholders to be held in 2017.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about April 6, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 28,298,823 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on three (3) proposals:

•	Proposal 1—the election of three Class II directors to hold office until our 2019 annual meeting of stockholders;

•	Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

•	Proposal 3—a non-binding advisory vote on the frequency of future advisory votes by stockholders on the compensation of our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal 3, you may vote for “1 Year,” “2 Years” or “3 Years” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election (the “Inspector”). If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector appointed for the Annual Meeting. With respect to Proposal 3, the Inspector will separately count “1 Year,” “2 Years” and “3 Years” votes, abstentions and broker non-votes. For all other proposals, the Inspector will separately count “For” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2) is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) and non-binding advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the three nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal 3, the advisory vote frequency alternative (1 Year, 2 Years or 3 Years) receiving the highest number of votes will be approved. If none of the frequency alternatives receives a majority of the votes cast (excluding abstentions and broker non-votes), we will consider the highest number of votes cast by the stockholders to be the frequency that has been selected by the stockholders. However, this proposal is advisory and non-binding upon us.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the three nominees for director;

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and

•	“1 Year” for the non-binding advisory vote regarding the future advisory votes by the stockholders on the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 7, 2016, to our Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065; provided that if the date of the annual meeting is more than 30 days from May 18, 2017, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 18, 2017 and February 17, 2017; provided that if the date of that annual meeting is more than

30 days before or more than 60 days after May 18, 2017, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 28,298,823 shares outstanding and entitled to vote. Accordingly, 14,149,412 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at the Sofitel San Francisco Bay, 223 Twin Dolphin Drive, Redwood City, CA 94065 are available at: http://www.nevro.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven seated directors, divided into the three following classes:

•	Class I directors: Brad Vale, Ph.D., D.V.M., Michael DeMane and Lisa D. Earnhardt, whose current terms will expire at the annual meeting of stockholders to be held in 2018;

•	Class II directors: Ali Behbahani, M.D. and Wilfred E. Jaeger, M.D., whose current terms will expire at the Annual Meeting; and

•	Class III directors: Frank Fischer and Shawn T McCormick, whose current terms will expire at the annual meeting of stockholders to be held in 2017.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Drs. Behbahani and Jaeger and Rami Elghandour, our current President, have been nominated to serve as Class II directors and have each elected to stand for re-election (except for Mr. Elghandour, who is standing for election). In February 2016, our Board approved an executive leadership succession plan pursuant to which, effective June 1, 2016, Mr. DeMane, our current Chairman of the Board and Chief Executive Officer, will transition to the role of Executive Chairman of the Board and Mr. Elghandour will assume the role of President and Chief Executive Officer. In connection with this executive leadership transition, our Board has nominated Mr. Elghandour for election to the Board. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class II nominees (who are currently standing for re-election, except for Mr. Elghandour, who is standing for election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2018 Annual Meeting of Stockholders
Brad Vale, Ph.D., D.V.M. (2)	63	Director	2015
Michael DeMane	59	Chairman of the Board and Chief Executive Officer (effective June 1, 2016, Mr. DeMane will step down as Chief Executive Officer and become Executive Chairman of the Board)	2011
Lisa D. Earnhardt (1)(3)	46	Director	2015

Class II Directors whose terms expire at the Annual Meeting
Ali Behbahani, M.D. (2)(3)	39	Director	2014
Wilfred E. Jaeger, M.D. (1)(2)	60	Director	2012
Rami Elghandour	37	President (effective June 1, 2016, Mr. Elghandour will become President and Chief Executive Officer)	—

Class III Directors whose terms expire at the 2017 Annual Meeting of Stockholders
Frank Fischer (3)	74	Director	2012
Shawn T McCormick (1)	51	Director	2014

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Ali Behbahani, M.D. has served on our Board since September 2014. Dr. Behbahani joined New Enterprise Associates, Inc., or NEA, in 2007 and is a Partner on the healthcare team. Prior to joining NEA, Dr. Behbahani worked as a consultant in business development at The Medicines Company, a specialty pharmaceutical company developing acute care cardiovascular products. Dr. Behbahani previously held positions as a venture associate at Morgan Stanley Venture Partners and as a healthcare investment banking analyst at Lehman Brothers. He conducted basic science research in the fields of viral fusion inhibition and structural proteomics at the National Institutes of Health and at Duke University. Dr. Behbahani currently serves on the board of directors of several private companies. Dr. Behbahani has also been a director of Adaptimmune Therapeutics plc, a public biopharmaceutical company, since September 2014, and serves on the nominating and governance committee. Dr. Behbahani holds an M.D. from The University of Pennsylvania School of Medicine, an M.B.A. from The University of Pennsylvania Wharton School and a B.A. in Biomedical Engineering, Electrical Engineering and Chemistry from Duke University. We believe that Dr. Behbahani is qualified to serve on our Board due to his experience in the life science industry and his investment experience.

Wilfred E. Jaeger, M.D. has served on our Board since January 2012. Dr. Jaeger cofounded Three Arch Partners in 1993 and has served as a Partner and Managing Member since that time. Prior to cofounding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. Dr. Jaeger currently serves on the board of directors of Concert Pharmaceuticals, Inc., a public clinical stage biopharmaceutical company, and Threshold Pharmaceuticals, Inc., a public pharmaceutical company, as well as numerous private companies. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, an M.D. from the University of British Columbia School of Medicine and an M.B.A from the Stanford Graduate School of Business. We believe that Dr. Jaeger is qualified to serve on our Board due to his investment experience, strategic leadership track record and service on other boards of directors of life sciences companies.

Rami Elghandour joined us in October 2012, has served as our Chief Business Officer and currently serves as our President. Effective June 1, 2016, when Mr. DeMane transitions to the role of Executive Chairman of the Board and steps down as Chief Executive Officer, Mr. Elghandour will assume the role of President and Chief Executive Officer. From September 2008 to October 2012, Mr. Elghandour managed investments for Johnson & Johnson Development Corporation, or JJDC, where he led several investments and served on the board of directors of a number of private companies, including our Board. Additionally, he led strategic initiatives in the development and management of JJDC’s portfolio. From 2001 to 2006, Mr. Elghandour worked for Advanced Neuromodulation Systems, Inc. (acquired by St. Jude Medical, Inc.), a medical device company, where he led firmware design and development on several implantable neurostimulators. Mr. Elghandour received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. in Electrical and Computer Engineering from Rutgers University School of Engineering. We believe that Mr. Elghandour is qualified to serve on our Board due to his investment and engineering experience, strategic track record, and his service as our President.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Brad Vale, Ph.D., D.V.M., has served on our Board since March 2015. Dr. Vale was Head of Johnson & Johnson Development Company, or JJDC, from January 2012 to March 2015. Dr. Vale joined JJDC in March 1992, and in April 2008, was appointed to the position of Vice President, Head of Venture Investments. From September 1989 to March 1992, Dr. Vale supported Johnson & Johnson’s medical device businesses at the Corporate Office of Science and Technology as an Executive Director. From 1982 to 1989, he was at Ethicon, Inc., a Johnson & Johnson subsidiary, working on preclinical studies, new business development, and a coronary artery bypass graft internal venture. Dr. Vale currently serves or has served on the board of directors of several private companies. Dr. Vale holds a Ph.D. from Iowa State University, a D.V.M. from Washington State University and a B.S. in Chemistry and Biology from Beloit College. We believe that Dr. Vale is qualified to serve on our Board due to his investment experience and strategic leadership in the life sciences industry.

Michael DeMane joined us in March 2011 and serves as our Chairman of the Board and Chief Executive Officer. Effective June 1, 2016, Mr. DeMane will transition to the role of Executive Chairman of the Board and step down as Chief Executive Officer. Mr. DeMane has served on the board of directors of several private companies since 2009, as well as on the board of directors of eResearch Technology, Inc., a public company specializing in clinical services and customizable medical devices, from July 2008 to April 2012. From March 2009 to June 2010, Mr. DeMane served as a Senior Advisor to Thomas, McNerney & Partners, a healthcare venture firm. Mr. DeMane served as the Chief Operating Officer of Medtronic, Inc. from August 2007 to April 2008. Prior to his COO role, Mr. DeMane served at Medtronic Inc. as Senior Vice President from May 2007 to August 2007, Senior Vice President and President: Europe, Canada, Latin America and Emerging Markets from August 2005 to May 2007, Senior Vice President and President: Spinal, ENT and Navigation from February 2002 to August 2005, and President, Spinal from January 2000 to February 2002. Prior to that, he was President at Interbody Technologies, a division of Medtronic Sofamor Danek, Inc., from June 1998 to December 1999. From April 1996 to June 1998, Mr. DeMane served at Smith & Nephew Pty. Ltd. as Managing Director, Australia and New Zealand, after a series of research and development and general management positions with Smith & Nephew Inc. Mr. DeMane earned a B.S. in Chemistry from St. Lawrence University and an M.S. in bioengineering from Clemson University. We believe that Mr. DeMane is qualified to serve on our Board due to his investment experience, strategic leadership track record, service on other boards of directors of companies in the healthcare industry and his service as our chief executive officer.

Lisa D. Earnhardt has served on our Board since June 2015. She has served as President and Chief Executive Officer of Intersect ENT and as a member of its board of directors since March 2008. Prior to joining Intersect ENT, Ms. Earnhardt served as President of Boston Scientific’s Cardiac Surgery division (formerly known as Guidant Corporation, or Guidant) from June 2006 to January 2008 until its sale to Getinge Group. From August 1996 to April 2006, Ms. Earnhardt worked at Guidant in a variety of sales and marketing leadership positions. Ms. Earnhardt served on the board of directors of Kensey Nash, a publicly traded company from 2011 until it was acquired by Royal DSM NA in 2012, where she served on the board’s nominating and governance and audit committees. Ms. Earnhardt holds an M.B.A. from Northwestern’s Kellogg School of Management and a B.S. in Industrial Engineering from Stanford University. We believe that Ms. Earnhardt is qualified to serve on our board of directors due to her experience in the medical device industry.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Frank Fischer has served on our Board since October 2012. Mr. Fischer joined NeuroPace, Inc., a privately held developer of treatment devices for neurological disorders, in 2000 and currently serves as its President and Chief Executive Officer. From May 1998 to September 1999, Mr. Fischer was President, Chief Executive Officer

and a director of Heartport, Inc., a formerly publicly traded cardiac surgery company (later acquired by Johnson & Johnson in 2001). From 1987 to 1997, Mr. Fischer served as President and Chief Executive Officer of Ventritex, Inc., a publicly traded designer, developer, manufacturer and marketer of implantable defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation, which was acquired by St. Jude Medical in 1997. Mr. Fischer currently serves on the board of directors of several privately held companies. Mr. Fischer received a B.S. in Mechanical Engineering and an M.S. in Management from Rensselaer Polytechnic Institute. We believe that Mr. Fischer is qualified to serve on our Board due to his operational experience in the life science industry.

Shawn T McCormick has served on our Board since September 2014. Mr. McCormick served as Chief Financial Officer of Tornier N.V., a public medical device company, from September 2012 to October 2015 when Tornier merged with Wright Medical Group. From April 2011 to February 2012, Mr. McCormick was Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a public endovascular device company acquired by Covidien plc in July 2010. From May 2008 to January 2009, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a public medical device company, where he was responsible for leading Medtronic’s worldwide business development activities. From 2007 to 2008, Mr. McCormick served as Vice President, Corporate Technology and New Ventures of Medtronic. From 2002 to 2007, Mr. McCormick was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic, including Corporate Development Director, Principal Corporate Development Associate, Manager, Financial Analysis, Senior Financial Analyst and Senior Auditor. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. He has been a director of Entellus Medical, Inc., a public medical device company, since November 2014, and serves as the chairman of the audit committee and as a member of the nominating and corporate governance committee. Mr. McCormick has been a director of SurModics, Inc., a public medical device and in vitro diagnostic technologies company, since December 2015 and serves on the audit committee and corporate governance and nominating committee. Mr. McCormick earned his M.B.A. from the University of Minnesota’s Carlson School of Management and his B.S. in Accounting from Arizona State University. He is a Certified Public Accountant (inactive license). We believe that Mr. McCormick is qualified to serve on our Board due to his financial expertise and operational experience in the medical device industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to PricewaterhouseCoopers LLP during the years ended December 31, 2015 and 2014. The Audit Committee approved all of the fees described below incurred since our initial public offering in November 2014.

	Years Ended December 31,
	2015	2014
Audit Fees(1)	$1,552,358	$1,864,965
Tax Fees	—	—
Audit-Related Fees	—	—
All Other Fees	—	—

Total Fees	$1,552,358	$1,864,965

(1)	Audit fees of PricewaterhouseCoopers LLP for 2015 and 2014 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and for services associated with our initial public offering, which was completed in November 2014, and our underwritten public offering, which was completed in June 2015.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at http://www.nevro.com/.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP since our initial public offering in November 2014 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Nevro under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.nevro.com/. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Nevro’s audited financial statements as of and for the year ended December 31, 2015.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee

Shawn T McCormick, Chairman

Lisa D. Earnhardt

Wilfred E. Jaeger, M.D.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY (“SAY-ON-PAY”) VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to indicate how frequently they believe we should seek a non-binding advisory vote from stockholders on the compensation of our named executive officers (our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, collectively the “NEOs”) i.e., how frequently to request future “Say-on-Pay” votes from stockholders. We are accordingly seeking a non-binding advisory vote from stockholders as to the frequency with which our stockholders should have an opportunity to provide an advisory approval - a “Say-on-Pay” - of our NEO compensation. We are providing our stockholders with the choice of selecting a frequency of 1 year, 2 years or 3 years or abstaining from this advisory vote.

Pursuant to the Jumpstart Our Business Startups Act of 2012, also referred to as the JOBS Act, we are not required to seek an advisory “Say-on-Pay” vote until the end of the three-year period beginning on the date of first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, which occurred in November 2014 in connection with our IPO. In compliance with this phase-in period, we intend to seek an advisory “Say-on-Pay” vote beginning with the annual meeting of stockholders to be held in 2017.

While we will continue to monitor developments in this area, the Board currently plans to seek an advisory “Say-on-Pay” vote from stockholders every year, beginning with the annual meeting of stockholders to be held in 2017. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in each of our proxy statements, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our NEOs.

The Board’s current plan is further based on the premise that this recommendation could be modified if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than indicated by best corporate governance practices.

Board Recommendation

Based on these factors, the Board recommends that future advisory votes by stockholders on named executive officer compensation occur every year, until the next advisory vote on the frequency of future “Say-on-Pay” votes. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting on this item. If none of the frequency alternatives - one year, two years or three years - receives a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. Accordingly, we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of named executive officers of Nevro Corp. (the “Company”) be submitted to an advisory vote by the Company’s stockholders every (a) 1 year, (b) 2 years, or (c) 3 years, with such alternative that receives the highest number of votes cast representing the vote of stockholders.

The vote on this resolution is advisory, and therefore not binding on the Company, the Board or its Compensation Committee. The Board may decide that it is in the best interests of the Company and its stockholders to hold future advisory “Say-on-Pay” votes more or less frequently than the frequency indicated by stockholders in voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE, IN A NON-BINDING ADVISORY VOTE, THAT FUTURE ADVISORY VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE REQUESTED EVERY 1 YEAR.

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Conduct and Ethics is available on our website at http://www.nevro.com/. We expect that any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at http://www.nevro.com/.

Independence of the Board of Directors

Under New York Stock Exchange rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent New York Stock Exchange listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our directors, other than Mr. DeMane and, if elected, Mr. Elghandour, qualify as “independent” directors in accordance with the New York Stock Exchange listing requirements. Mr. DeMane is not considered independent because he is an employee of Nevro. Mr. Elghandour would not be considered independent because he is an employee of Nevro. The New York Stock Exchange independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by New York Stock Exchange rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under New York Stock Exchange rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of New York Stock Exchange rules and regulations.

Leadership Structure of the Board

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Currently, Mr. DeMane serves as the Chief Executive Officer and Chairman of the Board. Effective June 1, 2016, Mr. DeMane will transition to the role of Executive Chairman of the Board and step down as Chief Executive Officer. At that time, Rami Elghandour, our current President, will assume the role of President and Chief Executive Officer.

Mr. Fischer serves as presiding independent director at meetings of the independent members of the Board when they meet in executive sessions. In his role as presiding independent director, Mr. Fischer presides over the executive sessions of the Board in which Mr. DeMane does not participate and serves as a liaison to the Chief Executive Officer and management on behalf of the independent members of the Board.

The Board believes this leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by non-management directors. We believe that Mr. DeMane’s experience as our Chief Executive Officer and Chairman of the Board will help maintain effective communication and coordination between the Board and Mr. Elghandour, our Chief Executive Officer and President as of June 1, 2016.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make changes as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include focused discussions and analyses of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Shawn T McCormick, Lisa D. Earnhardt and Wilfred E. Jaeger, M.D. Mr. McCormick serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our Board has determined that Mr. McCormick is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board has determined that each of Mr. McCormick, Ms. Earnhardt and Dr. Jaeger are independent under the applicable rules of New York Stock Exchange and under the applicable rules of the SEC. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and New York Stock Exchange. A copy of the Audit Committee charter is available to security holders on the Company’s website at http://www.nevro.com/.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and recommends to our Board corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers, other than the Chief Executive Officer, based on such evaluations. Our Board retains the authority to determine and approve, upon the recommendation of the Compensation Committee, the compensation of the Chief Executive Officer, unless such authority has been delegated to the Compensation Committee. Our executive officers submit proposals to the Compensation Committee regarding our executive and director compensation, which the Compensation Committee may recommend to our Board. The Compensation Committee also recommends to our Board the issuance of stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee to the extent consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), applicable laws, regulations and NYSE rules. The current members of our Compensation Committee are Drs. Behbahani, Jaeger and Vale. Dr. Jaeger serves as the chairman of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of the New York Stock Exchange and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code.

Our Compensation Committee has retained Compensia, Inc. (“Compensia”), a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Compensia addressed each of the six independence factors established by the SEC with the Compensation Committee. Its responses affirmed the independence of Compensia on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is available to security holders on the Company’s website at http://www.nevro.com/.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Dr. Behbahani, Ms. Earnhardt and Mr. Fischer. Mr. Fischer serves as the chairman of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the New York Stock Exchange relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at http://www.nevro.com/.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the industries in which we compete and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of business and career experience relevant to the success of the Company; and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1800 Bridge Parkway, Redwood City, California 94065.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met six times during the last year. The Audit Committee met seven times, the Compensation Committee met six times and the Nominating and Corporate Governance Committee met three times. During 2015, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors attended our annual general meeting of stockholders in 2015.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 1800 Bridge Parkway, Redwood City, California 94065. The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2015, our Compensation Committee consisted of Drs. Behbahani, Jaeger and Vale. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Registration Rights Agreement

We entered into an amended and restated registration rights agreement with certain of our investors, including entities with which certain of our directors are or were affiliated, prior to our initial public offering in November 2014. As of December 31, 2015, the holders of approximately 2.2 million shares of our common stock, including the shares of common stock issuable upon exercise of outstanding options, are entitled to rights with respect to the registration of their shares under the Securities Act.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Nevro under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee

Wilfred E. Jaeger, M.D., Chairman

Ali Behbahani, M.D.

Brad Vale, Ph.D., D.V.M.

DIRECTOR COMPENSATION

In connection with, and effective as of, our initial public offering in 2014, we implemented a compensation policy for our non-employee directors (the “Director Plan”). Pursuant to the Director Plan, each non-employee director receives an annual cash retainer of $40,000. Non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$20,000	$10,000
Compensation committee	$15,000	$8,000
Nominating and corporate governance committee	$10,000	$5,000

Under the Director Plan, each non-employee director who is initially elected or appointed to our Board will receive an option for that number of shares of our common stock necessary for the award to have an aggregate grant date fair value of approximately $150,000 upon the director’s initial appointment or election to our Board (the “Initial Grant”). In addition, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting will receive an annual option to purchase that number of shares of our common stock necessary for the award to have an aggregate grant date fair value of approximately $90,000 on the date of such annual stockholder’s meeting (the “Annual Grant”). The Initial Grant will vest as to 1/3rd of the shares subject to the Initial Grant each year following the grant date, subject to continued service through each applicable vesting date. The Annual Grant will vest as to 1/12th of the shares subject to the Annual Grant each month following the grant date, which vesting will accelerate in full on the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. All equity awards, including any Initial Grants and Annual Grants, held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Ali Behbahani, M.D.	$53,000	$90,011	$143,011
Lisa D. Earnhardt(3)	$27,802	$149,942	$177,744
Frank Fischer	$50,000	$90,011	$140,011
Wilfred E. Jaeger, M.D.	$65,000	$90,011	$155,011
Shawn T McCormick	$60,000	$90,011	$150,011
Brad Vale, Ph.D., D.V.M.(4)	$40,000	$240,011	$280,011
Peter T. Bisgaard(4)	—	—	—
Nathan B. Pliam, M.D.(3)	$26,896	$90,011	$116,907

(1) The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal 2015 for their service as a director, including any annual retainer fees, committee and/or chairmanship fees.

(2) The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(3) Dr. Pliam resigned from the Board effective as of June 26, 2015. Ms. Earnhardt was appointed to the Board effective June 29, 2015, filling the vacancy created by Dr. Pliam’s resignation.

(4) Mr. Bisgaard resigned from the Board effective March 1, 2015. Mr. Bisgaard waived his right to receive any compensation, whether in cash or equity, as a non-employee director. Dr. Vale was appointed to the Board effective March 1, 2015, filling the vacancy created by Mr. Bisgaard’s resignation.

As of December 31, 2015, each of our non-employee directors during 2015 held the following outstanding options:

Name	Shares Subject to Outstanding Options
Ali Behbahani, M.D.	12,659
Lisa D. Earnhardt	5,853
Frank Fischer	12,659
Wilfred E. Jaeger, M.D.	12,659
Shawn T McCormick	18,311
Brad Vale, Ph.D., D.V.M.	12,931
Peter T. Bisgaard	—
Nathan B. Pliam, M.D.	—

EXECUTIVE OFFICERS

The following is biographical information for our executive officers and significant employees as of March 31, 2016.

Name	Age	Position(s)
Executive Officers
Michael DeMane	59	Chairman of the Board and Chief Executive Officer (effective June 1, 2016, Mr. DeMane will step down as Chief Executive Officer and become Executive Chairman of the Board)
Rami Elghandour	37	President (effective June 1, 2016, Mr. Elghandour will become President and Chief Executive Officer)
Andrew H. Galligan	59	Chief Financial Officer
Doug Alleavitch	55	Vice President, Quality
Michael Enxing	49	Vice President of Sales and Marketing
Patrick Schmitz	56	Vice President, Operations
Andre Walker	52	Senior Vice President, Research & Development

Significant Employees
David Caraway, M.D., Ph.D.	59	Chief Medical Officer
Richard B. Carter	45	Vice President of Finance, Corporate Controller
Bradford E. Gliner	50	Vice President, Clinical & Regulatory
Michael W. Hall	68	General Counsel
Tamara F. Rook	44	Vice President, Health Economics & Reimbursement

Executive Officers

See above under “Proposal No. 1 Election of Directors” for biographical information for Michael DeMane and Rami Elghandour.

Andrew H. Galligan has served as our Chief Financial Officer since May 2010. From February 2009 to July 2010, Mr. Galligan served as Vice President of Finance and Chief Financial Officer at OOMA, a consumer electronics manufacturer and VOIP service provider. From 2007 to 2008, Mr. Galligan served as Vice President of Finance and CFO of Reliant Technologies, Inc. (later acquired by Solta Medical, Inc.), a medical device company. Mr. Galligan has also held the top financial executive position at several other medical device companies and began his career in various financial positions at KPMG and Raychem Corp. Mr. Galligan has served on the board of directors at OOMA, a publicly held consumer telecommunications company, since December 2014. Mr. Galligan also served on the board of directors of DiaDexus, Inc., a public medical diagnostics company, until January 2015. Mr. Galligan received a degree in Business Studies from Trinity College in Dublin, Ireland and is also a Fellow of the Institute of Chartered Accountants in Ireland.

Doug Alleavitch has served as our VP, Quality since April 2015. From October 2009 to April 2015, Mr. Alleavitch served as Vice President, Operations and Quality Assurance at AEGEA Medical, Inc., a medical device company, where he oversaw the manufacturing and quality assurance procedures for AEGEA Medical. From August 2007 to September 2009, Mr. Alleavitch served first as Senior Director, Manufacturing and later as Vice President, Operations at AngioScore, Inc., a medical device company, where he oversaw AngioScore’s production, supply chain management and manufacturing engineering. From February 2002 to July 2007, Mr. Alleavitch served first as Director, Quality Assurance and later as Director, Operations at Boston Scientific, a medical device company. Mr. Alleavitch received a B.S. in Chemical Engineering from Cornell University, an

M.S. in Industrial Engineering and an M.B.A. from the University of Illinois and an M.S. in Chemical Engineering from the Illinois Institute of Technology.

Michael Enxing has served as our Vice President of Sales and Marketing since December 2012. From 2009 to December 2012, Mr. Enxing served as Vice President of Vertos Medical Inc., a medical device company. From 1990 to 2009, Mr. Enxing held various executive positions at Cardiovascular Systems, Inc. (f/k/a Cardio Vascular Solutions (CSI)), a medical device company, Advanced Neuromodulation Systems, Inc. (acquired by St. Jude Medical, Inc.), a medical device company, Stryker Corporation, a medical technology company, and Tecnol Medical Products, Inc. (acquired by Kimberly Clark), a medical device company. Mr. Enxing is a graduate of Iowa State University with a B.S. in Communications and focus in business administration.

Patrick Schmitz has served as our Vice President, Operations since March 2016. From 2005 to October 2015, Mr. Schmitz served as Vice President, Operations at Thoratec Corporation, a medical device company, where he oversaw all domestic and international operations. From 2003 to 2005, Mr. Schmitz served as Vice President, North American Operations at GN ReSound, a medical device company. Mr. Schmitz also held several leadership positions in increasing levels of responsibility at St. Jude from 1993 to 2003. Mr. Schmitz holds a B.S. in Industrial Technology from the University of Wisconsin – Stout.

Andre Walker has served as our Senior Vice President, Research & Development since February 2007. From 1999 to 2007, Mr. Walker was Vice President of R&D at St. Jude Medical, Inc., responsible for the development of its implantable Defibrillators and Pacemaker products. Mr. Walker has also held leadership positions at Siemens Pacesetter, Inc., a medical device company, and Zilog, Inc., a consumer semiconductor manufacturer. Mr. Walker holds an M.S. in Electrical Engineering from the University of Hasselt in Hasselt, Belgium.

Significant Employees

David Caraway, M.D., Ph.D. has served as our Chief Medical Officer since April 2014. Before joining Nevro, from 2001 to May 2014, Dr. Caraway was the CEO of The Center for Pain Relief, Tri-State, L.L.C., in partnership with St. Mary’s Regional Medical Center in Huntington, West Virginia. Dr. Caraway has maintained an active medical practice for over 20 years and has held leadership positions in the North American Neuromodulation and the American Society of Interventional Pain Physicians. As a nationally recognized expert in the treatment of chronic pain, he has lectured regionally, nationally and internationally in the field of Interventional Pain Medicine and authored numerous publications in this field. Dr. Caraway received a B.S. in chemical engineering from the University of Virginia School of Engineering, an M.D. from the University of Virginia School of Medicine and a Ph.D. in biophysics from the University of Virginia Graduate School of Arts and Sciences. He also received post-graduate training in anesthesiology and pain management from the University of Virginia. Dr. Caraway is board certified by the American Board of Anesthesiology.

Richard B. Carter has served as our Vice President of Finance, Corporate Controller since November 2015, having held roles of increasing responsibility in finance and accounting since joining Nevro as Corporate Controller in September 2014. From October 2013 to October 2014, Mr. Carter served as Corporate Controller at ClearEdge Power, Inc., a privately held fuel cell manufacturing company. From December 2011 to October 2013, Mr. Carter served as the Vice President of Finance and Corporate Controller at Kovio, Inc., a privately held electronic device manufacturing company. From March 2007 to December 2011, Mr. Carter served as Vice President of Finance and Corporate Controller at MiaSolé, a thin-film solar panel manufacturer. Previously, Mr. Carter served as the Corporate Controller at PortalPlayer, Inc. and Transmeta Corporation, both publicly traded fabless semiconductor companies. Mr. Carter received a B.S. in Business Administration from California State University, Chico. Mr. Carter is a Certified Public Accountant (inactive license) and began his career as an auditor at Ernst & Young, LLP.

Bradford E. Gliner has served as our Vice President of Clinical and Regulatory Affairs since May 2011. From 2008 to May 2011, Mr. Gliner was President and CEO at MitoGuard Neuroscience, Inc., a

photobiomodulation medical device company. From 1999 to 2008, Mr. Gliner was Vice President of Research at Northstar Neuroscience, Inc., a medical device company, where he led research on numerous neuromodulation applications. From 1992 to 1999, Mr. Gliner was also a co-founder of Heartstream, Inc. (acquired by Koninklijke Philips Electronics NV), a medical device company that manufactures and markets automatic external defibrillators. Mr. Gliner received a B.S. in Electrical Engineering from the University of Illinois and an M.S. in Biomedical Engineering from Johns Hopkins University in Maryland.

Michael W. Hall has served as our General Counsel since January 2015. He was a partner at Latham & Watkins from February 1999 to December 2014. Mr. Hall practiced for a number of years at Wilson, Sonsini, Goodrich & Rosati and was a co-founder of Venture Law Group prior to joining Latham & Watkins. His practice was focused on representation of life science companies primarily in the medical device industry. He also represented underwriters and venture capital firms in both public and private financing transactions. Mr. Hall received a B.A. from California State University, Sonoma and a J.D. from the University of California at Berkeley School of Law (Boalt Hall).

Tamara F. Rook has served as our Vice President, Health Economics & Reimbursement since September 2013. From June 2012 to August 2013, Ms. Rook was the Vice President of Reimbursement at Vertos Medical Inc., a medical device company, where she focused on gaining market access for an emerging therapy. From 2006 to June 2012, Ms. Rook worked in the neuromodulation space with Medtronic, Inc. and from 2004 to 2006 she worked at Cyberonics, Inc. where she was focused on managing patient access and initiating coverage for new indications. Ms. Rook received an M.B.A. from the University of Houston and a B.A. in Public Administration from Texas State University.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our Named Executive Officers (our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, collectively our “NEOs”) and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2015. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2015 were as follows:

•	Michael DeMane, Chief Executive Officer;

•	Rami Elghandour, President;

•	Andrew H. Galligan, Chief Financial Officer;

•	Doug Alleavitch, Vice President, Quality;

•	Andre Walker, Senior Vice President, Research & Development.

In April 2015, Mr. Alleavitch joined us as our Vice President, Quality. In addition, in February 2016, the Board approved an executive leadership succession plan pursuant to which, effective June 1, 2016, Mr. DeMane will transition to the role of Executive Chairman of the Board and Mr. Elghandour will assume the role of President and Chief Executive Officer. We have approved new compensatory arrangements with each of Messrs. DeMane and Elghandour reflecting their new roles with the Company, and expect to enter into new written agreements with each regarding compensatory matters.

Executive Summary

2015 Performance Highlights and Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2015 was aligned with the Company’s performance during 2015. Highlights of that performance include:

•	We received approval from the United States Food and Drug Administration (FDA) for our Senza spinal cord stimulation (SCS) system in May 2015. This approval allowed us to commercialize our HF10 therapy in the United States.

•	We completed an underwritten public offering of our common stock in June 2015, which included shares of our common stock held by certain of our stockholders, through which we received cash proceeds of approximately $118.4 million, net of underwriting discounts and commissions and offering costs paid by us.

•	We increased revenue by 114% compared to 2014.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance. For fiscal year 2015, approximately 83% of our NEOs’ total target compensation was in the form of stock options and annual cash incentives.

2015 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2015 included the following:

•	Base Salaries and Target Annual Cash Incentive Opportunities. The 2015 base salaries and target bonuses for our NEOs remained level or were increased in order to maintain competitive levels of compensation for our NEOs and were set by our Compensation Committee based on a number of considerations, including reference to reports setting forth the 25th, 50th and 75th percentiles of compensation paid by our peer group of companies.

•	Annual Cash Incentives. For 2015, our Compensation Committee selected eleven performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals, including with respect to sales and marketing, product development and operations. In light of our achievement of each of the performance goals, the Board determined to pay out annual bonuses at 100% of target for each of our NEOs.

•	Equity-Based Long Term Incentives. In 2015, we granted approximately 74% of our NEOs’ target direct compensation as equity-based compensation in the form of stock options. We believe that stock options effectively align the interests of our executives with those of our stockholders, providing significant leverage if our growth objectives are achieved while also placing a significant portion of compensation at risk if our objectives are not achieved. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our NEOs will realize no value from their stock options.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

•	Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance, and additionally is equity-based, in order to align the interests of our executive officers with stockholders.

•	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.

•	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review our executive compensation program and practices.

•	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations and their annual cash incentives are tied to corporate performance.

•	No tax gross-ups. We do not provide any tax gross-ups to our NEOs.

•	Limited perquisites. We do not provide any perquisites or personal benefits to our NEOs, other than in limited circumstances.

•	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help the Company achieve the best possible financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our Chief Executive Officer, whose compensation is determined by the Board.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each NEO’s individual performance and contributions, of which he has direct knowledge. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, Compensia was retained as an independent compensation consultant to provide a competitive review of executive compensation, including base salary, annual incentives and equity compensation as compared with market data. In August 2014, Compensia provided an analysis of data derived from (i) members of our peer group, as further described below, and (ii) the Radford July 2014 Life Sciences Industry Survey, which included U.S. companies in the life science sector with headcounts of between 50 and 150. In consultation with Compensia, in August 2014, our Compensation Committee selected our peer group as follows:

• Anika Therapeutics	• Derma Sciences	• Rockwell Medical	• Utah Medical Products
• Antares Pharma	• Endologix	• STAAR Surgical	• Vascular Solutions
• AtriCure	• GenMark Diagnostics	• SurModics	• Veracyte
• Cardiovascular Systems	• Intersect ENT	• Tandem Diabetes Care	• ZELTIQ Aesthetics
• Cerus	• OraSure Technologies	• TriVascular Technologies

As of August 2014, as compared to such peer group, we were at the 21st percentile for revenue for the preceding four quarters, the 65th percentile for 30 day average market cap and the 26th percentile for headcount.

For 2015, the Compensation Committee used Compensia’s analysis to help structure a competitive executive compensation program, position executive compensation by considering the 25th, 50th and 75th percentiles of market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;

•	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•	Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2015 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In September 2014, our Compensation Committee approved salary increases, effective as of our initial public offering and for 2015, of 30% for Mr. Elghandour, 23% for Mr. Galligan and 10% for Mr. Walker. The Compensation Committee determined to maintain Mr. DeMane’s base salary as then in effect. Mr. Alleavitch’s base salary was set by the Compensation Committee at the time of his hire in April 2015. In setting the base salaries of our NEOs, the Compensation Committee considered a number of factors, including those set forth above under “Determination of Executive Compensation”, as well as, for reference, the 25th, 50th and 75th percentiles of compensation paid by our peer group of companies, though it did not benchmark to any particular percentile. Following such determinations, our NEOs’ base salaries were as set forth below:

Name	2015 Annualized Base Salary
Michael DeMane	$500,000
Rami Elghandour	$331,000
Andrew H. Galligan	$331,000
Doug Alleavitch	$291,000
Andre Walker	$285,000

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEOs’ target annual bonus and our achievement of corporate performance objectives.

In September 2014, our Compensation Committee approved the following increases to our NEOs’ target cash bonuses, expressed as a percentage of annual base salary, effective January 2015: Mr. DeMane: 75% from 50%; Mr. Elghandour: 50% from 20%; Mr. Galligan: 50% from 20%; Mr. Walker: 40% from 20%. Mr. Alleavitch’s target cash bonus was set by the Compensation Committee at the time of his hire in April 2015. In setting the target cash bonuses of our NEOs, the Compensation Committee considered a number of factors, including those set forth above under “Determination of Executive Compensation”, as well as, for reference, the 25th, 50th and 75th percentiles of compensation paid by our peer group of companies, though it did not benchmark to any particular percentile. Following such determinations, our NEOs’ target bonuses were as set forth below:

Name	2015 Target Bonus
Michael DeMane	75%
Rami Elghandour	50%
Andrew H. Galligan	50%
Doug Alleavitch	40%
Andre Walker	40%

For fiscal year 2015, our Compensation Committee approved eleven goals in the categories of sales and marketing, product development and operations under our annual bonus program. Our goals included (i) achieving an international revenue target of $38 million (which is at least 15% year over year revenue growth), (ii) achieving a U.S. revenue target of $20 million (based on two full quarters of commercialization of Senza in the United States), (iii) finalizing Phase 3 of the Company’s launch plan for Senza in the United States, which included implementation of pricing, territory assignment, hiring plan, training program, professional education, and messaging, by the earlier of April 1, 2015 or the month prior to the launch of Senza in the United States, (iv) hiring and training at least 45 U.S. sales representatives by December 31, 2015, (v) approval of Senza by the Federal Drug Administration by December 31, 2015, (vi) publication of SENZA-RCT by June 30, 2015, (vii) approval of Senza for 3T Head and Extremity Magnetic Resonance Imaging application by June 30, 2015 and (viii) successfully meeting product demand forecast for fiscal year 2015, as well as goals relating to our sales and marketing operations. Given that certain of our non-financial sales and marketing goals, product development goals and operational goals are related to our business strategy and are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. These goals were set by our Compensation Committee at a level our Compensation Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

For fiscal 2015, there was no specific weighting for each performance goal when determining the overall bonus amount, and instead the Board evaluates the overall achievement of all performance goals based on the importance to the success of the Company. For each of these performance goals under the annual cash incentive program, the Board sets general performance goal, but there is no minimum or maximum achievement for each performance target, instead the Board weighs the achievement, partial achievement or non-achievement for each performance target when deciding the overall achievement level. For future fiscal years, our Compensation Committee may determine to allocate specific weightings to each performance goal.

Corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board prior to any allocation of the bonus. In March 2016, the Compensation Committee reviewed our 2015 company-wide performance with respect to determining bonuses to executive officers and the Board determined, after reviewing the recommendations from the Compensation Committee, a company-wide target achievement of 100% based on achievement of all the performance goals either at or above established targets. With respect to the international revenue and U.S. revenue targets, the Board determined that the Company exceeded both targets, having achieved international revenue of $45.3 million and U.S. revenue of $24.3 million over the two full quarters following the commercialization of Senza in the United States in May 2015. Following its review and determinations, the Board approved, based on recommendations from the Compensation Committee, cash bonuses to the NEOs at 100% of their target bonus opportunity. The NEOs’ 2015 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2015 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2015, we granted all equity-based compensation to our NEOs in the form of stock options, which we believe effectively align the interests of our executives with those of our stockholders because our NEOs will realize no value in their stock options in the event they fail to increase stockholder value over the term of their options.

In connection with Mr. Alleavitch’s commencement of employment with us, in April 2015, we granted to Mr. Alleavitch an option to purchase 36,500 shares of the Company’s common stock, which vests as to 25% of the shares subject to the option on the first anniversary of Mr. Alleavitch’s start date and 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to his continued service.

In addition, in December 2015, we made the following grants of stock options to our NEOs:

Name	Number of Shares Underlying Stock Options	Grant Date Fair Value
Michael DeMane	100,000	$3,003,770
Rami Elghandour	49,500	$1,486,866
Andrew H. Galligan	44,500	$1,336,678
Doug Alleavitch	21,000	$630,792
Andre Walker	14,000	$420,528

These stock option awards vest as to 1/48th of the shares subject to the option on each monthly anniversary of November 5, 2015, subject to continued employment.

In setting the overall values of the stock option grants to our NEOs, the Compensation Committee considered a number of factors, including those set forth above under “Determination of Executive Compensation”, as well as, for reference, the 25th, 50th and 75th percentiles of compensation paid by our peer group of companies, though it did not benchmark to any particular percentile. The Compensation Committee considered the levels of such grants to be appropriate in order to provide retention value, increase the amount of compensation at risk and more closely tie our NEOs’ pay to our stockholders interests.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code, such that a portion of their eligible compensation may be deferred on a pre-tax basis. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. We currently do not provide matching contributions to employees under the 401(k) plan.

Perquisites and Other Personal Benefits

Pursuant to the employment agreement with Mr. DeMane, we reimburse or directly pay the costs incurred by him for commuting from the Minneapolis, Minnesota area to the Company’s offices in Redwood City, California, including reasonable travel expenses and accommodations. Our Compensation Committee believes that this commuting-related benefit is reasonable and necessary to retain Mr. DeMane and is intended to reduce the obstacles to Mr. DeMane in performing services for the Company. In addition, we provide supplemental insurance benefits to Mr. Elghandour, which we believe to be reasonable and necessary to retain Mr. Elghandour.

Other than the commuting-related benefit provided to Mr. DeMane and supplemental insurance benefits provided to Mr. Elghandour, we do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

We are party to an employment agreement with Mr. DeMane and change in control severance agreements with each of our other NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2015, are set forth in “Potential Payments Upon Termination or Change in Control” below.

New Employment Arrangements

In February 2016, the Board approved an executive leadership succession plan pursuant to which, effective June 1, 2016, Mr. DeMane will transition to the role of Executive Chairman of the Board and Mr. Elghandour will assume the role of President and Chief Executive Officer. We have approved new compensatory arrangements with each of Messrs. DeMane and Elghandour reflecting their new roles with the Company and expect to enter into new written agreements with each evidencing such arrangements. Pursuant to Mr. DeMane’s new arrangement, effective June 1, 2016, Mr. DeMane will be eligible to receive an annual salary of $500,000 for his service as Executive Chairman and will be eligible to receive a cash bonus targeted at 75% of his annual salary. Pursuant to Mr. Elghandour’s new arrangement, effective June 1, 2016, Mr. Elghandour’s base salary and target cash bonus will be increased to $523,000 and 75% of base salary, respectively. In addition, in connection with Mr. Elghandour’s appointment as President and Chief Executive Officer, we granted to Mr. Elghandour an option to purchase 269,726 shares of common stock and an award of restricted stock (“RSU award”) covering 63,695 shares of common stock. The option award will vest as to an aggregate of 202,294 shares over a period of four years in equal monthly installments commencing on June 1, 2016, subject to Mr. Elghandour’s continued service as of each vesting date. The remaining 67,432 shares subject to the option award will vest and become exercisable, if at all, as to 1/4th of the shares annually upon the filing of the Company’s Annual Report on Form 10-K for each year, beginning in 2017, subject to the Mr. Elghandour’s continued service and to the achievement of certain performance criteria for the annual installment. The RSU award will vest as to an aggregate of 47,771 shares on each anniversary of June 1, 2016 over a period of four years, subject to Mr. Elghandour’s continued service as of each vesting date. The remaining 15,924 shares under the RSU award will vest, if at all, as to 1/4th of the shares annually upon the filing of the Company’s Annual Report on Form 10-K for each year, beginning in 2017, subject to the Mr. Elghandour’s continued service and to the achievement of certain performance criteria for the annual installment.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer within a fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code.

Nonqualified Deferred Compensation. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2015 and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael DeMane, Chief Executive Officer	2015	500,000	—		3,003,770	375,000	51,420	3,930,190
	2014	500,000	50,000		1,474,521	250,000	101,898	2,376,419
	2013	500,000	—		446,852	250,000	253,333	1,450,185
Rami Elghandour, President	2015	331,000	—		1,486,867	165,500	84,283	2,067,649
	2014	278,336	13,917		589,809	55,667	73,362	1,011,091
	2013	252,218	—		181,223	50,444	15,415	499,300
Andrew H. Galligan, Chief Financial Officer	2015	331,000	—		1,336,678	165,500	—	1,833,178
	2014	288,730	28,873		589,809	57,746	—	965,158
	2013	266,250	—		100,413	53,250	—	419,913
Doug Alleavitch, Vice President, Quality	2015	217,317	20,000	(4)	1,624,738	86,927	—	1,948,982

Andre Walker, Senior Vice President, Research & Development	2015	285,000	—		420,528	114,000	—	819,528

(1) For the option awards column, amounts shown represents the grant date fair value of options granted as calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the assumptions used in calculating these amounts.

(2) The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual cash performance-based bonuses earned by our NEOs pursuant to the achievement of certain company performance objectives. For fiscal year 2015, these amounts were paid to the NEOs in March 2016. Please see the descriptions of the annual performance bonuses paid to our NEOs in the section entitled “Compensation Discussion and Analysis - Annual Performance-Based Incentive Compensation” above.

(3) The amounts reported in the All Other Compensation column for 2015 represent (i) for Mr. DeMane, monthly lease payments paid directly by the Company for Mr. DeMane’s residence in Palo Alto, California of $4,285 over 12 months, pursuant to terms and conditions of the Mr. DeMane’s employment agreement, whereby the Company reimburses or directly pays the costs incurred by Mr. DeMane for commuting from Minneapolis, Minnesota to the Company’s offices in Redwood City, California and (ii) for Mr. Elghandour, supplemental insurance benefits.

(4) Reflects a one-time signing bonus paid to Mr. Alleavitch pursuant to his offer letter.

2015 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2015:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Award at Target ($) (1)	All Other Option Awards: (#) of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (3)
Michael DeMane		375,000	—	—	—
	12/1/2015	—	100,000	$63.23	$3,003,770
Rami Elghandour		165,500	—	—	—
	12/1/2015	—	49,500	$63.23	1,486,866
Andrew H. Galligan		165,500	—	—	—
	12/1/2015	—	44,500	$63.23	1,336,678
Doug Alleavitch		86,927	—	—	—
	4/10/2015	—	36,500	$53.70	993,946
	12/1/2015	—	21,000	$63.23	630,792
Andre Walker		114,000	—	—	—
	12/1/2015	—	14,000	$63.23	420,528

(1) The amounts shown represent the value of bonus awards under our annual bonus program earned in 2015 and paid in 2016. Pursuant to our 2015 annual bonus program, the target bonuses for each of our NEOs, as a percentage of annualized base salary, was: Mr. DeMane: 75%; Mr. Elghandour: 50%; Mr. Galligan: 50%; Mr. Alleavitch: 40%; and Mr. Walker: 40%. No threshold or maximum amounts are applicable under the program. For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.

(2) Except for the grant to Mr. Alleavitch on April 10, 2015, options vest as to 1/48th of the shares subject to the option on each monthly anniversary of November 5, 2015, subject to continued employment. The options granted to Mr. Alleavitch on April 10, 2015 vests as to 1/4th of the shares on the one year anniversary of the vesting commencement date and vests as to 1/48th of the shares on each monthly anniversary thereafter, such that all shares will be vested on the four-year anniversary of the vesting commencement date, subject to Mr. Alleavitch continuing to provide services to the Company through each such vesting date.

(3) The amounts shown represent the fair value per share as of the grant date determined pursuant to stock compensation accounting, multiplied by the number of shares. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the assumptions used in calculating these values.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2015.

	Vesting Commencement Date(1)		Option Awards
Name			Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael DeMane	5/15/2013		81,561	77,032	3.60	5/14/2023
	11/5/2014		38,263	103,022	18.00	11/4/2024
	11/5/2015		2,083	97,917	63.23	11/30/2025
Rami Elghandour	12/18/2012	(2)	95,921	34,469	3.60	12/17/2022
	5/15/2013		56,966	31,241	3.60	5/14/2023
	11/5/2014		15,305	41,209	18.00	11/4/2024
	11/5/2015		1,031	48,469	63.23	11/30/2025
Andrew H. Galligan	5/18/2010	(2)	72,904	—	1.44	5/17/2020
	9/29/2011	(2)	62,940	—	3.60	9/28/2021
	5/15/2013		27,493	17,311	3.60	5/14/2023
	11/5/2014		10,690	41,209	18.00	11/4/2024
	11/5/2015		927	43,573	63,23	11/30/2025
Doug Alleavitch	4/9/2015	(2)	—	36,500	53.70	4/9/2025
	11/5/2015		437	20,563	63.23	11/30/2025
Andre Walker	7/1/2009	(3)	47,409	—	1.44	6/30/2019
	5/18/2010		31,250	—	1.44	5/17/2020
	9/29/2011	(2)	74,053	—	3.60	9/28/2021
	5/15/2013		53,736	29,471	3.60	5/14/2023
	11/5/2014		7,652	20,605	18.00	11/4/2024
	11/5/2015		291	13,709	63.23	11/30/2025

(1) Except as otherwise noted, options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(2) The option vests as to 1/4th of the shares on the one year anniversary of the vesting commencement date and vests as to 1/48th of the shares on each monthly anniversary thereafter, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(3) The option is vested as to 1/5th of the shares on the vesting commencement date and vests as to 1/36th of the shares on each monthly anniversary thereafter, such that all shares will be vested on the third anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

Option Exercises

The following table summarizes the stock options exercised during the year ended December 31, 2015, and the value realized upon exercise by our NEOs. Our NEOs did not hold any stock awards during the year ended December 31, 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)
Rami Elghandour	7,485	431,971
Andrew H. Galligan	24,500	1,205,601
Andre Walker	19,627	1,138,189

(1) The value realized equals the excess of the market price of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

Potential Payments Upon Termination or Change in Control

In 2015, we were party to an employment agreement with Mr. DeMane (the “DeMane Agreement”) and change in control severance agreements with each of our other NEOs (the “CIC Severance Agreements”), which provided for severance benefits and payments upon certain terminations without cause or resignations for good reason, both outside of a change in control and in connection with a change in control.

Under the DeMane Agreement, in the event Mr. DeMane’s employment is terminated by us other than for “cause” or as a result of Mr. DeMane resigning for “good reason” (each, as defined in the DeMane Agreement), then Mr. DeMane will receive (i) a severance payment equal to 12 months of Mr. DeMane’s base salary, payable in a cash lump sum, and (ii) payment or reimbursement by us of COBRA premiums for up to 12 months. In the event Mr. DeMane’s employment is terminated within the period commencing three months prior to and ending 12 months following a change of control, by us other than for cause or as a result of Mr. DeMane resigning for good reason, then in lieu of the foregoing severance benefits, Mr. DeMane will receive (i) a severance payment equal to the sum of (a) two times Mr. DeMane’s annual base salary and (b) two times Mr. DeMane’s annual target bonus, payable in cash lump sum, (ii) payment or reimbursement by us of COBRA premiums for up to 24 months, and (iii) 100% of Mr. DeMane’s then-unvested options and other equity awards will immediately vest and, if applicable, become exercisable. Mr. DeMane’s severance benefits are contingent on Mr. DeMane providing a general release of claims against us.

Pursuant to the terms of the CIC Severance Agreements with our other NEOs, in the event the executive’s employment is terminated by us other than for “cause” or the executive experiences a “constructive termination” (each, as defined in the CIC Severance Agreements), then the executive will receive as severance six months of base salary in a single cash lump sum payment and six months of COBRA reimbursement; provided, that if the termination or resignation occurs within the period commencing three months prior to a change in control and ending 12 months after a change in control, the severance will consist of 12 months of base salary paid in a single cash lump sum, 100% of the executive’s target bonus paid in a single cash lump sum, 12 months of COBRA reimbursement and full vesting acceleration for each stock option and other equity award held by the executive. The executive must timely deliver an effective release of claims to us in order to be eligible for the foregoing severance benefits.

Each of the DeMane Agreement and the CIC Severance Agreements provide for a parachute payment “best pay” provision, under which payments and benefits will either be made to the executive in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

The following table shows the payments and benefits that would be made to our NEOs assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2015.

Name	Base Salary and Target Bonus ($)	COBRA Premiums ($)	Equity Acceleration ($) (1)	Total Potential Payment ($) (2)
Michael DeMane
Qualifying Termination	500,000	33,025	—	533,025
Qualifying Termination in Connection with a CIC	1,750,000	66,051	10,442,819	12,258,870
Rami Elghandour
Qualifying Termination	165,500	16,513	—	182,013
Qualifying Termination in Connection with a CIC	496,500	33,025	6,447,231	6,976,576
Andrew H. Galligan
Qualifying Termination	165,500	16,513	—	182,013
Qualifying Termination in Connection with a CIC	496,500	33,025	3,333,096	3,862,621
Doug Alleavitch
Qualifying Termination	145,500	16,513	—	162,013
Qualifying Termination in Connection with a CIC	377,927	33,025	592,075	1,003,027
Andre Walker
Qualifying Termination	142,500	10,472	—	152,972
Qualifying Termination in Connection with a CIC	399,000	20,934	2,962,320	3,382,263

(1) Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of $67.51, the closing stock price of our common stock on December 31, 2015 over the applicable exercise price, multiplied by the number of option shares accelerated.

(2) Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2015. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2015, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)(3)	3,050,288	$19.74	2,268,871
Equity Compensation Plans Not Approved by Stockholders(4)	1,843	$2.42	—

Total	3,052,131		2,268,871

(1)	Includes the 2014 Equity Incentive Award Plan, the 2007 Stock Incentive Plan and the 2014 Employee Stock Purchase Plan.

(2)	The 2014 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2014 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) four percent (4%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 11,125,000 shares of stock may be issued upon the exercise of incentive stock options.

(3)	The 2014 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2014 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) one percent (1%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 2,166,666 shares of our common stock may be issued thereunder.

(4)	Includes 1,843 shares subject to option agreements pursuant to individual compensation arrangements.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 23, 2016 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 23, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 28,298,823 shares of our common stock issued and outstanding on March 23, 2016. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Nevro Corp., 1800 Bridge Parkway, Redwood City, California 94065.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
FMR LLC(2)	3,590,260	—	3,590,260	12.7%
Johnson & Johnson Development Corporation(3)	2,066,740	—	2,066,740	7.3%
AllianceBernstein L.P.(4)	1,940,615	—	1,940,615	6.9%
Entities affiliated with Bay City Capital(5)	1,725,379	—	1,725,379	6.1%
Entities affiliated with Senzar Asset Management, LLC(6)	1,682,877	—	1,682,877	5.9%
Entities affiliated with Three Arch Partners(7)	1,617,101	—	1,617,101	5.7%
Broadfin Capital, LLC(8)	1,462,564	—	1,462,564	5.2%

Named Executive Officers and Directors:
Michael DeMane(9)	682,728	169,698	852,426	3.0%
Rami Elghandour(10)	64,180	203,815	267,995	*
Andrew H. Galligan(11)	30,000	155,067	185,067	*
Doug Alleavitch(12)	17,160	12,510	29,670	*
Andre Walker(13)	470	219,474	219,944	*
Frank Fischer(14)	59,000	12,310	71,310	*
Wilfred E. Jaeger, M.D.(7)(15)	1,617,101	12,310	1,629,411	5.8%
Ali Behbahani, M.D.(16)	25	12,310	12,335	*
Lisa D. Earnhardt	—	—	—	—
Shawn T McCormick(17)	—	8,543	8,543	*
Brad Vale, Ph.D., D.V.M.(18)	2,000	6,750	8,750	*
All 13 directors and executive officers as a group(19)	2,514,577	923,309	3,437,886	12.1%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of March 23, 2016. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 23, 2016.

(2)	As reported on Schedule 13G/A filed with the SEC on February 12, 2016. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)	As reported on Schedule 13G/A filed with the SEC on February 12, 2016. The board of directors of Johnson & Johnson Development Corporation (“JJDC”), which consists of Paulus Stoffels and Steven Rosenberg, has shared investment and voting control with respect to the shares held by JJDC and has delegated responsibility therefor to the management of JJDC to take such actions on behalf of JJDC. As such, no individual member of the JJDC board of directors is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by JJDC. No individual representative of JJDC shall be deemed (i) a beneficial owner of, or (ii) to have a reportable pecuniary interest in, the shares held by JJDC. The address of JJDC is 410 George Street, New Brunswick, NJ 08901.

(4)	As reported on Schedule 13G filed with the SEC on February 16, 2016, AllianceBernstein L.P. is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the Securities and Exchange Commission in Release Number 34-39538 (January 12, 1998). AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 31,666 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. Each of AllianceBernstein and the AXA entities reporting herein acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York NY 01015.

(5)	As reported on a Form 4 filed with the SEC on June 17, 2015. Consists of (a) 1,688,976 shares held by Bay City Capital Fund IV, L.P. (“BCCF”) and (b) 36,403 shares held by Bay City Capital Fund IV Co-Investment Fund, L.P. (“BCCF Co-Investment Fund”). Bay City Capital Management IV (“BCCM IV”) is the General Partner of BCCF, BCCF Co-Investment Fund and Bay City Capital LLC (“BCC”) is the Manager of BCCM IV. BCCM IV holds no shares of company stock directly and is deemed to have beneficial ownership of company stock owned by BCCF and BCCF Co-Investment Fund due to its role as a general partner of such funds. Investment and voting decisions by BCCM IV are exercised by BCC as manager. BCC holds no shares of stock directly. Due to its role as manager of BCCM IV, BCC is deemed to have beneficial ownership of shares deemed to be beneficially owned by BCCM IV. The address of BCC is 750 Battery Street, Suite 400, San Francisco, CA 94111.

(6)

As reported on Schedule 13G/A filed with the SEC on February 12, 2016. Based on information contained therein, Senzar Asset Management, LLC (“Senzar”), Ajay Bhalla and John R. Yanuklis (collectively, the “Senzar Entities”) are deemed beneficial owners of these shares. Each of the Senzar Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. Ajay Bhalla is a managing member of Senzar. The address of Senzar Asset Management, LLC is 400 Madison Avenue, Suite 14D, New York, New York 10017.

(7)	As reported on a Form 13G filed with the SEC on March 4, 2016. Consists of (a) 1,582,167 shares held by Three Arch Partners IV, L.P. (“Partners”) and (b) 34,934 shares held by Three Arch Associates IV, L.P. (“Associates”). Three Arch Management IV, LLC (the “General Partner”) is the general partner of Partners and Associates. Wilfred E. Jaeger, M.D. is a managing member of the General Partner and a member of our Board. As the managing member of the General Partner he, together with Mark Wan, may be deemed to have voting and dispositive power over the shares held by Partners and Associates, and may be deemed to beneficially own certain of the shares held by Partners and Associates. Such persons and entities disclaim beneficial ownership of all shares held by Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. in which they do not have an actual pecuniary interest. The address of Partners and Associates is 3200 Alpine Road, Portola Valley, CA 94028.

(8)	As reported on Schedule 13G filed with the SEC on March 1, 2016. Based on information contained therein, Broadfin Capital, LLC (“Broadfin Capital”), Broadfin Healthcare Master Fund, Ltd. (“Broadfin Fund”), and Kevin Kotler (collectively, the “Broadfin Entities”) are deemed beneficial owners of these shares. Each of the Broadfin Entities has shared voting and dispositive power over all shares they are deemed to beneficially own. Kevin Kotler is a managing member of Broadfin Capital. The address of Broadfin Capital, LLC is 300 Park Avenue, 25th Floor, New York, NY 10002.

(9)	Consists of 552,587 shares held by Mr. DeMane, 99,220 held by Catherine Q. DeMane Trustee, Michael F. DeMane 2012 Irrevocable Trust U/A/D July 26, 2012, 30,921 shares held by Michael DeMane Trustee, The Michael F. DeMane 2013 Retained Annuity Trust and 169,698 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(10)	Consists of 64,180 shares held by Mr. Elghandour and 203,815 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(11)	Consists of 30,000 shares held by Mr. Galligan and 155,067 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(12)	Consists of 10,470 shares held by Mr. Alleavitch, 6,690 shares held by his spouse and 12,510 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(13)	Consists of 470 shares held by Mr. Walker and 219,474 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(14)	Consists of 59,000 shares of common stock, of which 11,175 shares are subject to repurchase upon termination of services for cause as of March 23, 2016, and 12,310 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(15)	Consists of 12,310 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(16)	Consists of 25 shares held by Dr. Behbahani and 12,310 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 23, 2016.

(17)	Consists of 8,543 shares of common stock issuable upon the exercise of stock options within 60 days of March 23, 2016.

(18)	Consists of 2,000 shares held by Dr. Vale and 6,750 shares of common stock issuable upon the exercise of stock options within 60 days of March 23, 2016.

(19)	Consists of 2,514,577 shares held by all 13 directors and executive officers as a group, and 923,309 shares of common stock issuable upon the exercise of stock options within 60 days of March 23, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except with respect to late Form 4 reports for each of Messrs. Elghandour and Galligan in connection with exempt option exercises that occurred in late December 2015.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Nevro stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 1800 Bridge Parkway, Redwood City, California 94065 or (3) contact our Investor Relations manager, Katherine Bock, by telephone at (650) 433-3247. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Nevro stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 1800 Bridge Parkway, Redwood City, California 94065.

By Order of the Board of Directors

/S/ MICHAEL DEMANE
Michael DeMane
Chairman of the Board of Directors and Chief Executive Officer

April 6, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For All Withhold All For All Except 01 Ali Behbahani, M.D. 02 Rami Elghandour 03 Wilfred E. Jaeger, M.D. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: 2 To ratify the selection, by the Audit Committee of the Company's Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016 The Board of Directors recommends you vote 1 YEAR on the following proposal: 3 To recommend, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of our named executive officers NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. 1 year For 2 years Against 3 years Abstain Abstain For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000284505_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

NEVRO CORP. Annual Meeting of Stockholders May 18, 2016 10:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael DeMane and Andrew H. Galligan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NEVRO CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PDT on May 18, 2016, at the Sofitel San Francisco Bay, 223 Twin Dolphin Drive, Redwood City, CA 94065, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000284505_2 R1.0.1.25